EX-99.(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 26, 2025, relating to the financial statements and financial highlights of City National Rochdale Municipal High Income Fund, a series of beneficial interest in City National Rochdale Funds, which are included in Form N-CSR for the year ended September 30, 2025, and to the references to our firm under the headings “Financial Highlights” and “Appendix D: Financial Highlights” in the combined Proxy Statement and Prospectus.

/s/ Cohen & Company Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

September 1, 2026